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                                                                     Exhibit 3.4

                            TWENTY-FIFTH AMENDMENT TO
                           SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                               HOST MARRIOTT, L.P.


                  This TWENTY-FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HOST MARRIOTT, L.P. (this "Twenty-Fifth Amendment"), dated as of March 27, 2001, is entered into by Host Marriott Corporation, a Maryland corporation, as general partner (the "General Partner") of Host Marriott, L.P., a Delaware limited partnership (the "Partnership"), for itself and on behalf of the limited partners of the Partnership (the "Limited Partners").

                  WHEREAS, the General Partner has issued on the date hereof 5,200,000 shares of 10% Class C Cumulative Redeemable Preferred Stock (the "Class C Preferred Stock") in an offering registered under the Securities Act of 1933, as amended, pursuant to that certain Prospectus Supplement, dated March 22, 2001 to a Prospectus dated December 30, 1998 (the "Securities Offering") and the General Partner has contributed the net proceeds from the sale of such shares of Class C Preferred Stock to the Partnership in exchange for 100% of a new class of Units entitled the Class C Preferred Units, which will have rights and preferences substantially identical to those of the Class C Preferred Stock (it being understood that, if the General Partner issues additional shares of Class C Preferred Stock after the date hereof, the General Partner will contribute the net proceeds from the sale of such additional shares to the Partnership in exchange for an equal number of additional Class C Preferred Units).

                  WHEREAS, pursuant to the authority granted to the General Partner pursuant to Section 4.2 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 30, 1998 (the "Partnership Agreement"), the General Partner desires to amend the Partnership Agreement (i) to establish the Class C Preferred Units as a new class of Units,
(ii) to set forth the designations, preferences, rights, powers, restrictions and limitations of the Class C Preferred Units and (iii) to issue to the General Partner 5,200,000 Class C Preferred Units.

                  NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement, as follows:

                  1.       Amendment to Partnership Agreement.

                  (a) Article I of the Partnership Agreement is hereby amended by adding the following defined term:

                  "Class C Preferred Capital" means an amount, with respect to
                   -------------------------
         the General Partner, equal to the product of (i) the number of Class C Preferred Units then issued and outstanding multiplied by (ii) the sum of $25.00 and any accumulated, accrued and unpaid distributions on the Class C Preferred Units.




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                  (b)      Section 4.2 of the Partnership Agreement is hereby
amended by adding the following after Section 4.2.H:

                           I.      Class C Preferred Units.  Under the authority
                                   -----------------------
granted to it pursuant to Section 4.2.A hereof, the General Partner hereby establishes an additional Class of Units entitled "Class C Preferred Units" (the "Class C Preferred Units"). Class C Preferred Units shall have the designations, preferences, rights, powers, restrictions and limitations set forth in Exhibit J hereto.

                  (c) Section 6.1.B of the Partnership Agreement is hereby amended by deleting Section 6.1.B of the Partnership Agreement and adding the following after Section 6.1.A:

                           B.      Net Losses.  After giving effect to the
                                   ----------
special allocations set forth in Section 1 of Exhibit C, Net Losses shall be
                                              ---------
allocated:

                                   (i) first, to each Partner who holds Units
                           not entitled to any preference in distributions, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement or otherwise established by the General Partner pursuant to Section 4.2 (and within such class, pro rata to each Partner in proportion to the respective Percentage Interests held by such Partner in such class as of the last day of the period for which the allocation is being made) until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership under state law as described in Regulation Section 1.704-1(b)(2)(ii)(c)(2) and reduced by the Partner's Series AM Preferred Capital, the Partner's Class A Preferred Capital, the Partner's Class B Preferred Capital and the Partner's Class C Preferred Capital) of each such Partner is zero;

                                   (ii) second, to each Limited Partner who
                           holds Series AM Preferred Units, pro rata in proportion to the respective Percentage Interest in such series of Units as of the last day of the period for which the allocation is being made, until the Adjusted Capital Account of such Limited Partner is zero;

                                   (iii) third, to the General Partner as
                           holder of the Class A Preferred Units, as holder of the Class B Preferred Units and as holder of the Class C Preferred Units until the Adjusted Capital Account (ignoring for this purpose any amounts the General Partner is obligated to contribute to the capital of the Partnership under state law as described in Regulation Section 1.704-1(b)(2)(ii)(c)(2)) of the General Partner is zero; and

                                   (iv) fourth to the General Partner.







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                  (d) Section 6.1.E of the Partnership Agreement is hereby
         amended by deleting Section 6.1.E of the Partnership Agreement and adding the following after Section 6.1.D:

                  E.       Gross Income Allocation.  Notwithstanding Section
                           -----------------------
6.1.A and Section 6.1.B, but subject to the special allocations set forth in
Section 1 of Exhibit C, to the extent the General Partner's Adjusted Capital
             ---------
Account does not equal at least the sum of the Class A Preferred Capital, the Class B Preferred Capital and the Class C Preferred Capital after taking into account the allocations set forth in Section 6.1.A and Section 6.1.B, then the General Partner shall be specially allocated items of gross income in an amount that causes the General Partner's Capital Account to be equal to the sum of the Class A Preferred Capital, the Class B Preferred Capital and the Class C Preferred Capital.

                  2. The Partnership Agreement is hereby amended by attaching thereto as Exhibit J the Exhibit J attached hereto.
                     ---------     ---------

                  3. Pursuant to Section 7.1.A of the Partnership Agreement, the General Partner hereby amends and restates Exhibit A to the Partnership
                                           ---------
Agreement as set forth in Exhibit A attached hereto to reflect the issuance of
                          ---------
5,200,000 Class C Preferred Units to the General Partner in connection with the Securities Offering effective as of March 27, 2001.

                  4. Certain Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the meanings assigned in the Partnership Agreement. Except as modified herein, all covenants, terms and conditions of the Partnership Agreement shall remain in full force and effect, which covenants, terms and conditions the General Partner hereby ratifies and affirms.

                   [SIGNATURE PAGE APPEARS ON FOLLOWING PAGE]







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                  IN WITNESS WHEREOF, the undersigned has executed this
Twenty-Fifth Amendment as of the __th day of March, 2001.

                                      HOST MARRIOTT CORPORATION, as
                                      General Partner of Host Marriott, L.P.


                                      By:
                                             ---------------------------------
                                      Name:
                                             ---------------------------------
                                      Title:
                                             ---------------------------------









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                                    EXHIBIT J

                   DESIGNATION OF THE PREFERENCES, CONVERSION
        AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS AND LIMITATIONS AS
                           TO CLASS C PREFERRED UNITS

                  The Class C Preferred Units ("Class C Preferred Units") shall have the following designations, preferences, rights, powers, restrictions and limitations:

           (1)    Certain Defined Terms. Capitalized terms used but not defined
                  ---------------------
herein shall have the meanings ascribed thereto in the Partnership Agreement. The following capitalized terms used in this Designation of Class C Preferred Units shall have the respective meanings set forth below:

                  "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to be closed.

                  "Class C Preferred Stock" means the 10% Class C Cumulative Redeemable Preferred Stock, par value $.01 per share, liquidation preference $25.00 per share of the General Partner.

                  "Distribution Junior Units" means Class A Units, Class B Units, the Series AM Preferred Units, the Series A Junior Participating Preferred Units and any other class or series of Units now or hereafter issued and outstanding the terms of which do not expressly provide that such class or series of Units ranks senior to or on a parity with the Class C Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

                  "Distribution Parity Units" means the Class A Preferred Units, the Class B Preferred Units and any other class or series of Units hereafter issued and outstanding which by its express terms ranks on a parity with the Class C Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

                  "Distribution Period" means a quarterly period of each calendar year that ends on January 15, April 15, July 15 and October 15 in which any Class C Preferred Units are outstanding, commencing with the Original Issue Date, except that the Distribution Period during which any Class C Preferred Units shall be redeemed pursuant to Section 4 shall end on and include such date of redemption.

                  "Dividend Junior Units" means the Class A Units, Class B Units, the Series AM Preferred Units, the Series A Junior Participating Preferred Units, and any other class or series of Units now or hereafter issued and outstanding the terms of which do not expressly provide that such class or series of Units ranks senior to or on a parity with the Class C Preferred Units in the payment of distributions.




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                  "Dividend Parity Units" means the Class A Preferred Units, the
Class B Preferred Units and any other class or series of Units hereafter issued and outstanding which by its express terms ranks on a parity with the Class C Preferred Units in the payment of distributions.

                  "Fully Junior Units" means the Class A Units, the Class B Units, the Series AM Preferred Units, the Series A Junior Participating Preferred Units and any other class or series of Units now or hereafter issued and outstanding which are both Distribution Junior Units and Dividend Junior Units.

                  "Junior Units" means the Class A Units, Class B Units, the Series AM Preferred Units, the Series A Junior Participating Preferred Units and any other class or series of Units now or hereafter issued and outstanding which are either Distribution Junior Units or Dividend Junior Units or both. All references to "Junior Units" shall include, without limitation, all Fully Junior Units.

                  "Original Issue Date" means March 27, 2001.

                  "Parity Units" means the Class A Preferred Units, the Class B Preferred Units and any other Units hereafter issued and outstanding which are either Distribution Parity Units or Dividend Parity Units or both.

                  "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of distribution by the Partnership, the allocation of funds to be so paid on any class or series of Units; provided, however, that if any funds for any class or series of Junior Units or any class or series of Parity Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class C Preferred Units shall mean placing such funds in a separate account for the Class C Preferred Units or delivering such funds to a disbursing, paying or other similar agent for the Class C Preferred Units.

                  "Subject Date" means (a) any date on which any distributions are authorized, declared or paid or set apart for payment or made upon on any Junior Units or Parity Units and (b) any date on which any Junior Units or Parity Units are redeemed, purchased or otherwise acquired for any consideration or any money paid to or made available for a sinking fund for the redemption of any such Units by the Partnership.

           (2)    Distributions.
                  -------------

                  (A) Each holder of Class C Preferred Units shall be entitled to receive out of Available Cash, when, as and if declared by the General Partner, cumulative cash distributions at the rate of 10% per annum of the $25.00 liquidation preference per Class C Preferred Unit (equivalent to an annual rate of $2.50 per Class C Preferred Unit). Distributions (i) shall accrue daily and shall begin to accrue and shall be fully cumulative from the Original Issue Date and (ii) shall be payable quarterly, when, as and if declared by the General Partner, in arrears in cash on the last day of each Distribution Period, commencing on April 15, 2001 or if such day is not a Business Day, such distribution may be paid on the next succeeding Business Day. If the last day of a Distribution Period is not a Business Day, the payment of such distribution on the next succeeding Business Day shall have the same force and effect as if made on the last day of such Distribution Period, and no additional sum shall accrue on the amount so payable for the period from and after the last day of the Distribution Period to the next succeeding Business Day. Accrued and unpaid distributions for any past Distribution Period may be declared and paid at any time and for such interim periods, without reference to any regular distribution date, to the holders of the Class C Preferred Units on such date as may be fixed by the General Partner. Any distribution made on the Class C Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to the Class C Preferred Units which remain payable.

                  (B) The amount of distributions on the Class C Preferred Units for any Distribution Period or portion thereof will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the distribution payable on April 15, 2001 shall be for less than a full quarter). No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Class C Preferred Units that may be in arrears, in excess of the full cumulative distributions described above in
Section 2(A).

                  (C) So long as any Class C Preferred Units are outstanding, no full distributions shall be authorized, declared or paid or set apart for payment on any class or series of Dividend Parity Units or Dividend Junior Units for any period unless full cumulative distributions have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Class C Preferred Units for all past Distribution Periods (including, without limitation, any Distribution Period that terminates on a Subject Date). When such cumulative distributions are not paid in full or a sum sufficient for such full payment is not set apart on the Class C Preferred Units and any class or series of Dividend Parity Units, all distributions authorized and declared upon the Class C Preferred Units and any other class or series of Dividend Parity Units will be authorized and declared pro rata so that the amount of distributions authorized and declared with respect to the Class C Preferred Units and such other class or series of Dividend Parity Units will in all cases bear to each other the same ratio that accrued and unpaid distributions on the Class C Preferred Units and such other class or series of Dividend Parity Units bear to each other.

                  (D) Except as provided in the immediately preceding paragraph, so long as any Class C Preferred Units are outstanding, unless full cumulative distributions on all outstanding Class C Preferred Units have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Class C Preferred Units for all past Distribution Periods (including without limitation, any Distribution Period that terminates on a Subject Date), no distributions (other than distributions paid solely in Fully Junior Units) shall be authorized, declared or paid or set apart for payment on any Junior Units or Parity Units, nor shall any Junior Units or any Parity Units be redeemed, purchased or otherwise acquired for any consideration or any monies paid to or made available for a sinking fund for the redemption of any such Junior Units or Parity Units by the Partnership except (i) by redemption or exchange of such Units for Fully Junior Units, (ii) by redemption or exchange of such Units by the General Partner for Shares ranking junior to the Shares of Class C Preferred Stock as to dividends and as to distributions of assets upon the General Partner's liquidation, dissolution and winding up and (iii) to preserve the General Partner's status as a REIT or to preserve the Partnership's status as a "partnership" for federal income tax purposes.

                  (E) No distributions on the Class C Preferred Units shall be authorized or declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any organizational document or agreement relating to indebtedness of either of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, distributions on the Class C Preferred Units will accrue and be cumulative whether or not the terms and provisions of any agreement of the Partnership or the General Partner prohibits the payment of distributions, whether or not the Partnership has earnings, whether or not there is Available Cash or funds legally available for the payment of such distributions and whether or not such distributions are authorized.

                  (F) All references to "accrued" or "accrued and unpaid" distributions on the Class C Preferred Units (and all references of like import) include, unless otherwise expressly stated or the context otherwise requires, accumulated distributions, if any, on the Class C Preferred Units; and all references to "accrued" or "accrued and unpaid" distributions on any class or series of Units other than the Class C Preferred Units include, if, and only if, such other class or series of Units provides for cumulative distributions and unless otherwise expressly stated or the context otherwise requires, accumulated distributions, if any, thereon.

           3.     Liquidation Preference.
                  ----------------------

                  (A) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of any Distribution Junior Units, the holders of the Class C Preferred Units shall be entitled to receive $25.00 per Class C Preferred Unit, plus an amount equal to all distributions (whether or not earned or declared) accumulated, accrued and unpaid thereon to, but not including, the date of payment (such aggregate amount the "Class C Liquidation Preference"). Until the holders of the Class C Preferred Units have been paid the Class C Liquidation Preference in full, no payment or distribution will be made to any holder of any Distribution Junior Units upon the liquidation, dissolution or winding up of the Partnership. If, upon any such liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or the proceeds thereof, distributable to the holders of the Class C Preferred Units shall be insufficient to pay in full the Class C Liquidation Preference and liquidating payments on any other class or series of Distribution Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Class C Preferred Units and the holders of such Distribution Parity Units ratably in proportion to the full liquidating distributions (including, if applicable, accumulated, accrued and unpaid distributions) to which they would otherwise respectively be entitled.




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                  (B) Subject to the rights of the holders of Distribution
Parity Units upon any liquidation, dissolution or winding up, whether voluntary or involuntary, of the Partnership, after payment in full of the Class C Liquidation Preference for all outstanding Class C Preferred Units shall have been made to the holders of the Class C Preferred Units, as provided in Section 3(A), any class or series of Distribution Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets, or the proceeds thereof, remaining to be paid or distributed, and the holders of the Class C Preferred Units, as such, shall not be entitled to share therewith. After payment of the full amount of the Class C Liquidation Preference for each outstanding Class C Preferred Unit, the holders of the Class C Preferred Units, as such, will have no right or claim to any of the remaining assets of the Partnership. The preceding two sentences shall not affect the right of the General Partner or any other holder of Class C Preferred Units to share in any distribution or payment of the assets of the Partnership upon any liquidation, dissolution or winding up, whether voluntary or involuntary, of the Partnership as a result of its holding another class or series of Units.

                  (C) None of a consolidation or merger of the Partnership with or into another entity, or a sale, lease, transfer or conveyance of all or substantially all of the Partnership's property or business, shall be considered a liquidation, dissolution or winding up of the Partnership.

         (4) Redemption. If, and only if, shares of Class C Preferred Stock are
             ----------
redeemed (whether automatically or at the option of the General Partner or otherwise), the Partnership shall, on the date set for redemption of such shares of Class C Preferred Stock, redeem an equal number of Class C Preferred Units at a redemption price equal to the product of (i) the number of Class C Preferred Units being redeemed and (ii) the sum of $25.00 and all distributions (whether or not earned or declared) accumulated, accrued and unpaid thereon to, but not including, the date fixed for redemption of such Units.

         (5) Ranking.  Any class or series of Units shall be deemed to
             -------
rank:
                  (A) prior to the Class C Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up of the Partnership, if the express terms of such class or series of Units provides that the holders of such class or series of Units shall be entitled to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Class C Preferred Units;

                  (B) on a parity with the Class C Preferred Units as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up of the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Unit are different from those of the Class C Preferred Units, if such Units are Class A Preferred Units or Class B Preferred Units (it being understood that the Class A Preferred Units, the Class B Preferred Units and the Class C Preferred Units are entitled to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued, accumulated and unpaid distributions per



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Unit or liquidation preferences, as the case may be, without preference or priority one over the other) or if the express terms of such class or series of Units provide that the holders of such class or series of Units and the Class C Preferred Units shall be entitled to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued, accumulated (if applicable) and unpaid distributions per Unit or liquidation preferences, as the case may be, without preference or priority one over the other;

                  (C) junior to the Class C Preferred Units, as to the payment of distributions or as to the distributions of assets upon liquidation, dissolution and winding up of the Partnership, as the case may be, if such class or series of Units shall be Junior Units; and

                  (D) junior to the Class C Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Partnership if such class or series of Units shall be Fully Junior Units.

           (6) Allocations. For purposes of maintaining the Capital Accounts and in determining the rights of the General Partner, as holder of the Class C Preferred Units, the Partnership's items of income, gain, loss and deduction shall be allocated to the General Partner, as holder of the Class C Preferred Units, and the other Partners in each taxable year (or portion thereof) in accordance with Article VI of the Partnership Agreement as amended by this Twenty-Fifth Amendment.

           (7)    Voting Rights.  The holders of the Class C Preferred Units
                  -------------
shall not have any voting or consent rights in respect of their partnership interest represented by the Class C Preferred Units.

           (8)    Transfer Restrictions.  Except as set forth in Section 11.2
                  ---------------------
of the Partnership Agreement, the Class C Preferred Units shall not be transferable.